Exhibit 99.1

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100	Cody Phipps
Deerfield, IL 60015-2559	President and Chief Executive Officer
or
Fareed Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS RECORD EPS FOR 2011 AND

SOLID FOURTH QUARTER PERFORMANCE

DEERFIELD, Illinois, February 13, 2012 – United Stationers Inc. (NASDAQ: USTR) reported solid results for its fourth quarter and record revenues and earnings per share for the year ended December 31, 2011. In addition, the company announced a distribution network optimization and targeted cost reduction program.

Fourth Quarter Financial Summary

•

Diluted earnings per share for the fourth quarter of 2011 were $0.65, flat compared with the prior-year quarter. However, adjusted earnings per share were up 10% to $0.64(1) from $0.58(1) in 2010. Fourth quarter 2011 results were adjusted down by $0.01 per share for a partial reversal of a workforce realignment charge and the prior-year quarter was adjusted down by $0.07 per share for employee-related items, respectively.

•	Net sales increased 1.3% from the prior-year period to $1.2 billion.

•	Gross margin was $173.7 million or 14.5% of sales, compared with $189.6 million or 16.0% of sales a year ago.

•	Adjusted operating expenses were $128.6 million(1) or 10.7%(1) of sales in the quarter, down from $137.0 million(1) or 11.5%(1) of sales in the prior-year quarter.

•

Operating income for the fourth quarter of 2011 was $45.9 million or 3.8% of sales. Adjusted operating income was $45.2 million(1) or 3.8%(1) of sales, compared with $52.6 million(1) or 4.4%(1) of sales in the prior-year quarter.

2011 Financial Summary

•

Diluted earnings per share for 2011 were $2.42, compared with $2.34 in 2010. Adjusted earnings per share in 2011 grew 15% to $2.51(1) from $2.19(1) in 2010. Earnings per share in 2011 were adjusted up by $0.09 per share to remove the impact of an equity compensation charge, an asset impairment charge and an employee-related item. For 2010, earnings per share were adjusted down by $0.15 to exclude employee-related items.

•	Net sales rose 3.6% from the prior year to $5.0 billion.

•	Gross margin was $740.1 million or 14.8% of sales, versus $730.6 million or 15.1% of sales in 2010.

•	Adjusted operating expenses were $536.4 million(1) or 10.7%(1) of sales in 2011, compared with $532.4 million(1) or 11.0%(1) of sales in 2010.

•

Operating income for 2011 was $198.3 million or 4.0% of sales. Adjusted operating income increased 3% to $203.6 million(1) or 4.1%(1) of sales, compared with $198.2 million(1) or 4.1%(1) of sales in the prior year.

•	Net cash provided by operating activities totaled $130.4 million versus $114.8 million last year.

•	5.1 million shares were repurchased at a cost of $162.7 million.

“We had record results in 2011, with outstanding performance in our growth initiatives helping to offset a more challenging office products environment,” said Cody Phipps, president and chief executive officer. “This performance reinforces the effectiveness of our strategy for long-term growth delivered by our team of associates. We are taking action to accelerate our growth efforts in the industrial and janitorial & breakroom businesses, optimize our distribution network for the future, and drive targeted cost reductions to support margins.”

(1)

This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

Fourth Quarter Results

Diluted earnings per share for the 2011 fourth quarter were $0.65 versus $0.65 in the prior-year period. Adjusted diluted earnings per share for the latest three months were $0.64(1), compared with $0.58(1) in the year-ago quarter. Earnings per share growth was driven by the impact of 2011 share repurchases and a reduction in other (income) expense, which included a $2.3 million or $0.05 per share benefit from the negotiation of a lower liability for certain earn-outs and deferred payments involved in a 2010 acquisition and a $1.4 million or $0.03 per share benefit related to a reduction in income tax valuation allowances.

Net sales for the fourth quarter of 2011 were $1.2 billion, up 1.3% from the 2010 quarter. For the latest three months, industrial supplies sales grew 23.4% and the janitorial & breakroom category expanded 10.8%. These gains were partially offset by declines in other categories: 4.8% in technology, 1.0% in office products, and 11.7% in office furniture.

Gross margin for the latest quarter was $173.7 million or 14.5% of sales, compared with $189.6 million or 16.0% of sales in the prior year. Gross margin was negatively affected by declining price margins—reflecting increased competitive pressures and lower-margin mix—and lower inventory purchase-related supplier allowances compared with unusually high activity in last year’s fourth quarter. Increased fuel costs also contributed to the lower margin, partially offset by War on Waste (WOW) efforts.

Operating expenses in the 2011 quarter were $127.8 million or 10.6% of sales. This result included a favorable $0.7 million pre-tax reversal of a charge taken in the fourth quarter last year related to a voluntary early retirement and workforce realignment program. Excluding this item, adjusted operating expenses in the most recent quarter were $128.6 million(1) or 10.7%(1) of sales, versus an adjusted $137.0 million(1) or 11.5%(1) sales for the same three months in 2010. Current year operating expenses were favorably affected by the reversal of a vacation liability as days were taken. The vacation liability was initially expensed in previous quarters as employees earned paid time off. Lower variable compensation costs also contributed to the year-over-year decline in operating expenses. The prior-year’s three month operating expenses were $131.4 million, including a favorable $11.9 million (non-cash/pre-tax) adjustment to reverse vacation pay liabilities due to a change in company policy, a charge of $9.1 million (pre-tax) for a voluntary early retirement and workforce realignment program, and a $2.8 million (non-cash/pre-tax) liability reversal in the quarter for terminating the post-retirement medical plan.

Operating income in the latest three months was $45.9 million. Adjusted operating income was $45.2 million(1), or 3.8%(1) of sales, compared with $52.6 million(1), or 4.4%(1) of sales, in the prior-year quarter.

Net income for the fourth quarter of 2011 was $27.9 million for 2011 versus $31.1 million the year prior. Adjusted net income was relatively flat at $27.5 million(1) in the latest three months, compared with $27.7 million(1) in the prior-year quarter.

2011 Results

Diluted earnings per share for the latest year were $2.42 versus $2.34 in 2010. Adjusted diluted earnings per share for 2011 rose 15% to $2.51(1), compared with $2.19(1) in the prior year. Earnings per share growth was achieved through higher operating income, the impact of share repurchases, lower other (income) expense, which included the reduction in the liability for certain earn-outs and deferred payments, and the reduction in income tax valuation allowances noted earlier.

Net sales for the latest year increased 3.6% to $5.0 billion, compared with $4.8 billion in 2010. Gross margin in 2011 was $740.1 million, or 14.8% of sales, compared with $730.6 million, or 15.1% of sales in 2010. This margin decline was mainly due to greater competitive pricing pressures and rising fuel costs, partially offset by higher inventory purchase-related supplier allowances, higher product cost inflation and WOW initiative savings.

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

Operating expenses in 2011 totaled $541.8 million, or 10.8% of sales. Adjusted operating expenses in 2011 were $536.4 million(1) or 10.7%(1) of sales, including the $0.7 million adjustment mentioned above, a $4.4 million equity compensation charge related to a transition agreement with the company’s former Chief Executive Officer, as well as a $1.6 million asset impairment charge related to an equity investment. Adjusted operating expenses in 2010 were $532.4 million(1) or 11.0%(1), including the items mentioned earlier. Spending to support strategic initiatives were partially offset by lower variable management compensation costs, reduced depreciation expenses, and savings from WOW initiatives.

Operating income in 2011 was $198.3 million, or 4.0% of sales, compared with $209.8 million, or 4.3% of sales. Adjusted operating income was up 3% to $203.6 million(1) or 4.1%(1) of sales, compared with $198.2 million(1) or 4.1%(1) of sales, in 2010.

Net income was $109.0 million for 2011 versus $112.8 million the year prior. Adjusted net income in 2011 grew 7% to $112.9 million(1) from $105.6 million(1) in 2010.

Cash Flow and Debt

Net cash provided by operating activities for 2011 totaled $130.4 million versus $114.8 million in 2010. The improvement in operating cash flow was mainly due to lower working capital needs, which resulted from increased payables leverage. Cash flow used in investing activities, including capital expenditures and acquisitions, totaled $27.9 million in 2011. This was down from $42.7 million in 2010, which included $15.5 million in an acquisition and an investment.

The company had approximately $935 million of total committed debt capacity at December 31, 2011. Outstanding debt at December 31, 2011 and 2010 was $496.8 million and $441.8 million, respectively. Debt-to-total capitalization at the end of 2011 increased to 41.3% from 36.8% for the prior year. During 2011, the company repurchased 5.1 million shares for $162.7 million, which was partially offset by the collection of $9.3 million from the settlement of stock-based compensation arrangements. The company also paid $17.5 million in dividends during the current year. The amount remaining under Board share repurchase authorizations at December 31, 2011 was $25 million.

“Our balance sheet is strong, and we were pleased with favorable cash generation during the year—which allowed us to return over $180 million to shareholders via dividends and share repurchases,” Phipps stated. “We finished the year at our targeted capital structure, setting the stage for continued capital deployment in business investments, targeted acquisitions and returning capital to shareholders.”

2012 Outlook and First Quarter Actions

“United Stationers is entering 2012 with strong momentum in its growth businesses,” continued Phipps. “We are not counting on any improvement in the economy or jobs picture, and we believe the challenges in the office products category will continue. As a result we are taking action to better position the company for future growth.

“We are optimizing our network of distribution centers and we are realigning our resources to support growth businesses, while keeping the core strong. Cost savings will fund growth investment in a way that keeps our cost structure very competitive.”

During the first quarter of 2012, the company plans to take pre-tax charges of approximately $7 million to $8 million in connection with a distribution network optimization and targeted cost reduction program aimed at improving the effectiveness and efficiency of operations. The pre-tax charges are comprised of facility closure expenses, severance and related expenses that will be charged against operating expenses. Cash outflows will occur during 2012 and 2013. The company’s goal is to invest the savings from these actions into growth and other strategic initiatives.

“We are excited about the long-term growth potential for the company and are committed to our ‘winning-from-the-middle’ strategy. Our success in 2011 gives us confidence that we can continue to create long-term value for all of our stakeholders,” concluded Phipps.

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

Conference Call

United Stationers will hold a conference call with a question and answer session on Tuesday, February 14, 2012, at 10:00 a.m. CST, to discuss fourth quarter and 2011 results. To participate, callers within the U.S. and Canada should dial (800) 264-7882, and international callers should dial (847) 413-3708 approximately 10 minutes before the presentation. The passcode is “31517758.” To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends. This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks approximately 100,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 65 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$1,201,391	$1,186,468	$5,005,501	$4,832,237
Cost of goods sold	1,027,674	996,879	4,265,422	4,101,682

Gross profit	173,717	189,589	740,079	730,555
Operating expenses:
Warehousing, marketing and administrative expenses	127,835	131,445	541,752	520,754

Operating income	45,882	58,144	198,327	209,801

Interest expense, net	7,275	6,690	27,369	25,992

Other (income) expense, net	(2,328)	809	(1,918)	809

Income before income taxes	40,935	50,645	172,876	183,000

Income tax expense	13,001	19,585	63,880	70,243

Net income	$27,934	$31,060	$108,996	$112,757

Net income per share – diluted	$0.65	$0.65	$2.42	$2.34

Weighted average number of common shares – diluted	43,010	47,456	45,014	48,286

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$11,783	$21,301
Accounts receivable, net	659,215	628,119
Inventories	741,507	684,091
Other current assets	48,093	31,895

Total current assets	1,460,598	1,365,406

Property, plant and equipment, net	129,438	135,301
Goodwill	328,061	328,581
Intangible assets, net	56,285	61,441
Other long-term assets	20,500	17,934

Total assets	$1,994,882	$1,908,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$499,265	$421,566
Accrued liabilities	193,572	186,387
Short-term debt	—	6,800

Total current liabilities	692,837	614,753

Deferred income taxes	14,750	14,053
Long-term debt	496,757	435,000
Other long-term liabilities	85,859	85,259

Total liabilities	1,290,203	1,149,065

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 74,435,628 shares in 2011 and 2010	7,444	7,444
Additional paid-in capital	409,190	400,910
Treasury stock, at cost 32,281,847 and 28,247,906 shares at December 31, 2011 and 2010, respectively	(908,667)	(772,698)
Retained earnings	1,253,118	1,167,109
Accumulated other comprehensive loss, net of tax	(56,406)	(43,167)

Total stockholders’ equity	704,679	759,598

Total liabilities and stockholders’ equity	$1,994,882	$1,908,663

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2011	2010
Cash Flows From Operating Activities:
Net income	$108,996	$112,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,053	36,840
Share-based compensation	15,734	14,100
Loss on the disposition of property, plant and equipment	59	117
Impairment of equity investment	1,635	—
Amortization of capitalized financing costs	974	735
Excess tax benefits related to share-based compensation	(6,858)	(5,477)
Deferred income taxes	20,914	12,916
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(31,686)	13,928
Increase in inventory	(58,376)	(92,055)
Increase in other assets	(18,656)	(2,593)
Increase in accounts payable	89,195	35,384
Decrease in checks in-transit	(11,803)	(5,178)
(Decrease) increase in accrued liabilities	(1,228)	4,550
Decrease in other liabilities	(12,590)	(11,201)

Net cash provided by operating activities	130,363	114,823
Cash Flows From Investing Activities:
Capital expenditures	(27,981)	(27,276)
Proceeds from the disposition of property, plant and equipment	63	58
Acquisitions, net of cash acquired	—	(15,527)

Net cash used in investing activities	(27,918)	(42,745)
Cash Flows From Financing Activities:
Net borrowings under Revolving Credit Facility	91,757	—
Repayments of debt	(376,800)	—
Proceeds from the issuance of debt	340,000	—
Net proceeds from share-based compensation arrangements	9,264	38,450
Acquisition of treasury stock, at cost	(162,674)	(113,183)
Payment of cash dividends	(17,517)	—
Excess tax benefits related to share-based compensation	6,858	5,477
Payment of debt issuance costs	(2,817)	(99)

Net cash used in financing activities	(111,929)	(69,355)

Effect of exchange rate changes on cash and cash equivalents	(34)	23

Net change in cash and cash equivalents	(9,518)	2,746
Cash and cash equivalents, beginning of period	21,301	18,555

Cash and cash equivalents, end of period	$11,783	$21,301

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in thousands, except per share data)

	For the Three Months Ended December 31,
	2011		2010
	Amount	% to Net Sales	Amount	% to Net Sales
Sales	$1,201,391	100.00%	$1,186,468	100.00%

Gross profit	$173,717	14.46%	$189,589	15.98%

Operating expenses	$127,835	10.64%	$131,445	11.08%
Vacation pay policy change	—	—	11,871	1.01%
Early retirement / workforce realignment	723	0.06%	(9,116)	(0.77)%
Post-retirement medical plan termination	—	—	2,779	0.23%

Adjusted operating expenses	$128,558	10.70%	$136,979	11.54%

Operating income	$45,882	3.82%	$58,144	4.90%
Operating expense item noted above	(723)	(0.06)%	(5,534)	(0.47)%

Adjusted operating income	$45,159	3.76%	$52,610	4.43%

Net income	$27,934		$31,060
Operating expense item noted above	(448)		(3,393)

Adjusted net income	$27,486		$27,667

Net income per share – diluted	$0.65		$0.65
Per share operating expense item noted above	(0.01)		(0.07)

Adjusted net income per share – diluted	$0.64		$0.58

Adjusted net income per share – diluted growth rate over the prior year period	10%

Weighted average number of common shares – diluted	43,010		47,456

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the fourth quarter of 2011 exclude the effect of a reversal of a prior-period charge for early retirement / workforce realignment, while the fourth quarter of 2010 excludes the effects of a vacation pay policy change, charges for early retirement / workforce realignment, and a gain from terminating the post-retirement medical plan. Generally Accepted Accounting Principles (GAAP) require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year, and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with GAAP.

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United Stationers Reports Record EPS for 2011 and Solid Fourth Quarter Performance

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in thousands, except per share data)

	For the Years Ended December 31,
	2011		2010
	Amount	% to Net Sales	Amount	% to Net Sales
Sales	$5,005,501	100.00%	$4,832,237	100.00%

Gross profit	$740,079	14.78%	$730,555	15.12%

Operating expenses	$541,752	10.82%	$520,754	10.78%
Equity compensation – CEO transition	(4,409)	(0.09)%	—	—
Asset impairment charge	(1,635)	(0.03)%	—	—
Vacation pay policy change	—	—	11,871	0.25%
Early retirement / workforce realignment	723	0.01%	(9,116)	(0.19)%
Post-retirement medical plan termination	—	—	8,856	0.18%

Adjusted operating expenses	$536,431	10.72%	$532,365	11.02%

Operating income	$198,327	3.96%	$209,801	4.34%
Operating expense items noted above	5,321	0.11%	(11,611)	(0.24)%

Adjusted operating income	$203,648	4.07%	$198,190	4.10%

Net income	$108,996		$112,757
Operating expense items noted above	3,920		(7,158)

Adjusted net income	$112,916		$105,599

Net income per share – diluted	$2.42		$2.34
Per share operating expense items noted above	0.09		(0.15)

Adjusted net income per share – diluted	$2.51		$2.19

Adjusted net income per share – diluted growth rate over the prior year period	15%

Weighted average number of common shares – diluted	45,014		48,286

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in 2011 exclude the effects of an equity compensation charge related to a transition agreement with the former chief executive officer, a non-deductible asset impairment charge, and a reversal of a prior-period charge for early retirement / workforce realignment. Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in 2010 exclude the effects of a vacation pay policy change, charges for early retirement / workforce realignment, and terminating the post-retirement medical plan. GAAP require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year, and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with GAAP.

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